Exhibit 5.1

OPINION OF DIETERICH & ASSOCIATES, LLP

Dieterich & Associates, LLP
11835 West Olympic Boulevard, Suite 1235E
Los Angeles, CA 90064
April 3, 2017	Telephone: +1 310 312-6888
Fax: +1 310 312 6880
PHI GROUP, INC.	venturelaw@gmail.com
5348 Vegas Drive
Las Vegas, NV 89108

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for PHI Group, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, as the same may be amended from time to time (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), by Azure Capital (the “Selling Shareholder”) as set forth in the Registration Statement. The Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Shares are issued and delivered by the Company to the Selling Shareholder pursuant to the Investment Agreement by and between the Company and the Selling Shareholder, dated March 6, 2017, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

In giving the opinions in this letter, we have assumed that at the time of the issuance of the Shares, (i) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, (ii) the Company will have the necessary corporate power and due authorization, (iii) the terms of the Shares and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of incorporation and bylaws of the Company and any applicable law or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, (iv) sufficient shares of Common Stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved or committed for issuance, (v) the consideration paid by the Selling Shareholder upon issuance of each Share will not be less than the par value thereof, and (vi) none of the documents reviewed by us as of the date hereof have been rescinded or modified in any manner inconsistent with the opinion expressed herein.

Our opinion is based solely on our review of the Nevada Revised Statues and Administrative Codes and such corporate records as we deemed necessary or appropriate.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Christopher Dieterich, Esq.
Dieterich & Associates
A Limited Liability Partnership